SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549
                            ------------------
                                FORM 8-K/A
                              Amendment No. 1
                            ------------------
                 Pursuant to Section 13 or 15(d) of the
                     Securities Exchange Act of 1934



Date of Report (Date of earliest event reported): August 26, 1997
                                                ----------------------


                             NORTEK, INC.
----------------------------------------------------------------------
         (Exact name of registrant as specified in its charter)



         Delaware                  1-6112               05-0314991
----------------------------------------------------------------------
(State or Other Jurisdiction    (Commission          (IRS Employer
of Incorporation)               File Number)         Identification No.)




50 Kennedy Plaza, Providence, RI  02903-2360
----------------------------------------------------------------------
          (Address of principal executive offices)  (Zip Code)



Registrant's telephone number:     (401) 751-1600
                              ----------------------------------------



                                   N/A
      (Former name or former address, if changed since last report)





Item 7.   Financial Statements.
          ---------------------

          (a)  Financial Statements of Business Acquired

               The consolidated financial statements of Ply Gem Industries, Inc. and subsidiaries as of December 31, 1996 and 1995 and for the three year period ended December 31, 1996, together with the notes thereto.

               Unaudited consolidated condensed balance sheet of Ply Gem Industries, Inc. and subsidiaries as of June 30, 1997, together with unaudited consolidated condensed statements of earnings and cash flows for the second quarter and six months ended June 30, 1996 and 1997, together with the notes thereto.


                                SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to its Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

                                   NORTEK, INC.


Date:  September 12, 1997          By:  /s/ Almon C. Hall
                                        ------------------
                                        Almon C. Hall
                                        Vice President-Controller






















Item 7(a) Financial Statements of Business Acquired

Consolidated Balance Sheets
---------------------------
Ply Gem Industries, Inc. and Subsidiaries           December 31,
                                                1996        1995
ASSETS                                      -----------  ------------
Cash and cash equivalents                  $  9,924,000  $  8,107,000
Accounts receivable, net of allowance of
$3,039,000; $4,511,000 in 1995               28,003,000    31,736,000
Inventories                                  92,983,000    96,228,000
Prepaid and deferred income taxes            10,905,000    15,714,000
Other current assets                         12,975,000    10,478,000
                                            ------------  ------------
    Total current assets                    154,790,000   162,263,000

Property, plant and equipment-at cost, net   90,681,000    81,832,000
Patents and trademarks, net of accumulated
 amortization of $9,776,000; $8,971,000
 in 1995                                     13,793,000    15,334,000
Intangible assets, net                       14,794,000    15,507,000
Cost in excess of net assets acquired, net   21,618,000    23,081,000
Other assets                                 17,771,000    26,973,000
                                            ------------  ------------
    Total assets                          $ 313,447,000 $ 324,990,000
                                            ===========   ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses      $ 50,937,000  $ 40,455,000
Accrued restructuring                         1,138,000     4,480,000
Accrued payroll and commissions              10,408,000     7,790,000
Accrued insurance                             4,285,000     4,400,000
Current maturities of long-term debt
 and capital leases                           1,380,000       458,000
                                             ----------    ----------
    Total current liabilities                68,148,000    57,583,000

Long-term debt                               73,166,000    93,135,000
Capital leases                                9,231,000     7,106,000
Other liabilities                            17,119,000    22,681,000
Stockholders' equity
 Preferred stock, $.01 par value;
 authorized 5,000,000 shares; none issued       ___            ___
 Common stock, $.25 par value; authorized
 60,000,000 shares; issued 17,676,540 shares;
 17,463,072 shares in  1995                   4,419,000     4,366,000
  Additional paid-in capital                149,226,000   148,618,000
 Retained earnings                           61,993,000    53,246,000
                                            -----------   -----------
                                            215,638,000   206,230,000
 Less:
 Treasury stock-at cost (3,687,954 shares;
 3,015,311 shares in 1995)                   63,936,000    55,676,000
 Unamortized restricted stock and note
  receivable                                  5,919,000     6,069,000
                                            -----------   -----------
    Total stockholders' equity              145,783,000   144,485,000
                                            -----------   -----------
    Total liabilities and stockholders'
     equity                               $ 313,447,000 $ 324,990,000
                                          ============= =============

The accompanying notes are an integral part of these statements.


Consolidated Statements of Operations
-------------------------------------
Ply Gem Industries, Inc. and Subsidiaries


                                    Years ended December 31,
                                     1996           1995         1994
                                 -----------    ------------   ----------
Net sales                        $774,928,000   $755,198,000   $808,874,000
Cost of goods sold                626,424,000    630,552,000    653,270,000
                                 ------------   ------------  -------------
    Gross profit                  148,504,000    124,646,000    155,604,000
Selling, general and
 administrative expenses          119,494,000    114,171,000    118,726,000
Write-down of long-lived assets      ---          11,950,000        ---
Nonrecurring charges                 ---             ---         40,962,000
                                 -----------     -----------   ------------
    Income (loss) from operations 29,010,000      (1,475,000)    (4,084,000)
Interest expense                  (6,773,000)     (6,649,000)    (7,479,000)
Other expense                     (2,658,000)     (2,138,000)      (386,000)
                                 ------------   ------------  --------------
    Income (loss) before income
    taxes                         19,579,000     (10,262,000)   (11,949,000)
Income tax provision (benefit)     9,125,000      (2,860,000)    (3,418,000)
                                 ------------   ------------  --------------
NET INCOME (LOSS)                $10,454,000   $  (7,402,000) $  (8,531,000)
                                 ============   ============  ==============
Earnings (loss) per share        $       .74   $        (.51) $        (.62)
                                 ============   ============  ==============
Weighted average number of
shares outstanding                14,065,000      14,445,000     13,870,000


The accompanying notes are an integral part of these statements.



Consolidated Statements of Stockholders' Equity
-----------------------------------------------
Ply Gem Industries, Inc. and Subsidiaries


Three years ended December 31, 1996, 1995 and 1994

                                                     Common stock
                                        ----------------------------------
                                        Number                  Additional
                                         of                     paid-in
                                       Shares       Amount      capital
                                      -------       ------       -------
Balance at January 1, 1994           11,872,509   $2,968,000   $64,006,000
Cash dividends on common stock
  ($.12 per share)                       ---          ---          ---
Exercise of employee stock options    2,672,318      668,000    23,423,000
Tax benefit arising from exercise of
  stock options                          ---          ---        9,962,000
Conversion of debentures              2,751,328      688,000    48,379,000
Purchase of stock for treasury           ---          ---          ---
Other                                        40       ---        1,197,000
Net loss                                 ---          ---          ---
                                     ----------    ---------   -----------
Balance at December 31, 1994         17,296,195    4,324,000   146,967,000
Cash dividends on common stock
  ($.12 per share)                       ---          ---          ---
Exercise of employee stock options      166,872       42,000     1,494,000
Tax benefit arising from exercise of
  stock options                          ---          ---          174,000
Shares held for distribution to employee
  profit sharing trust	                  ---          ---          ---
Purchase of stock for treasury           ---          ---          ---
Other                                         5       ---          (17,000)
Net loss                                 ---          ---          ---
                                     ----------     ---------  -----------
Balance at December 31, 1995         17,463,072     4,366,000  148,618,000
Cash dividends on common stock
  ($.12 per share)                       ---          ---          ---
Exercise of employee stock options      213,468        53,000    1,916,000
Tax benefit arising from exercise of
  stock options                          ---          ---          367,000
Contribution of treasury stock to
  employee profit sharing trusts         ---          ---       (1,039,000)
Purchase of stock for treasury           ---          ---          ---
Other                                    ---          ---         (636,000)
Net income                               ---          ---          ---
                                     -----------    ---------- ------------
Balance at December 31, 1996         17,676,540    $4,419,000 $149,226,000

The accompanying notes are an integral part of these statements.
                                    Common
                                    Stock                Treasury Stock
                                   -------        --------------------------
                                                   Number
                                    Retained         of
                                    earnings       shares        Amount
                                    --------       ------        ------
Balance at January 1, 1994          $72,601,000    910,073      $ 9,362,000
Cash dividends on common stock
  ($.12 per share)                   (1,673,000)     ---            ---
Exercise of employee stock options     ---       1,197,241       29,465,000
Tax benefit arising from exercise of
  stock options                        ---           ---            ---
Conversion of debentures               ---           ---            ---
Purchase of stock for treasury                     640,700       12,175,000
Other                                  ---          (2,695)         (48,000)
Net loss                             (8,531,000)     ---            ---
                                    -----------  ----------      ----------
Balance at December 31, 1994         62,397,000  2,745,319       50,954,000
Cash dividends on common stock
  ($.12 per share)                   (1,749,000)     ---            ---
Exercise of employee stock options     ---          30,580          573,000
Tax benefit arising from exercise of
  stock options                        ---           ---            ---
Shares held for distribution to employee
  profit sharing trust	                ---         (52,500)        (819,000)
Purchase of stock for treasury         ---         292,000        4,955,000
Other                                  ---             (88)          13,000
Net loss                             (7,402,000)     ---            ---
                                     ----------  ----------       ----------
Balance at December 31, 1995         53,246,000  3,015,311        55,676,000
Cash dividends on common stock
  ($.12 per share)                   (1,707,000)     ---            ---
Exercise of employee stock options     ---          63,612           915,000
Tax benefit arising from exercise of
  stock options                        ---           ---            ---
Contribution of treasury stock to
  employee profit sharing trusts       ---        (140,700)       (2,608,000)
Purchase of stock for treasury         ---         752,200         9,998,000
Other                                  ---          (2,469)          (45,000)
Net income                           10,454,000      ---            ---
                                    -----------   --------        ----------
Balance at December 31, 1996        $61,993,000  3,687,954       $63,936,000
                                    ===========   ========        ==========
The accompanying notes are an integral part of these statements.


Consolidated Statements of Cash Flows

Ply Gem Industries, Inc. and Subsidiaries
                                         Years ended December 31,
                                    1996           1995           1994
                                  ---------      ---------    ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss)                $10,454,000   $(7,402,000) $(8,531,000)
                                  ---------      ---------    ----------
 Adjustments to reconcile net
 income (loss) to net cash provided
 by operating activities:
 Depreciation                     $11,359,000   $10,521,000  $ 8,733,000
 Amortization                       3,594,000     3,650,000    4,652,000
 Non-cash profit sharing expense    2,243,000       ---          ---
 Write-down of long-lived assets      ---        11,950,000      ---
   Nonrecurring charges net of
   cash payments of $5,223,000        ---           ---       35,739,000
 Deferred taxes                     3,339,000     3,644,000   (8,067,000)
 Provision for doubtful accounts    1,982,000     1,505,000      874,000
 Changes in assets and liabilities:
   Accounts receivable              1,751,000     9,617,000   10,515,000
   Inventories                      3,245,000     6,861,000    5,575,000
   Prepaid expenses and other
     current assets                 2,135,000    (5,129,000)   1,459,000
   Accounts payable and accrued
           expenses                12,985,000    (8,195,000)   3,860,000
   Income taxes payable               ---           ---       (4,902,000)
   Accrued restructuring           (5,574,000)  (10,608,000)     ---
   Other assets                     3,141,000    (5,305,000)  (1,061,000)
                                   ----------  ------------  ------------
                                   40,200,000    18,511,000   57,377,000
                                   ----------  ------------  ------------
    Net cash provided by operating
        activities                 50,654,000    11,109,000   48,846,000
                                  -----------   -----------   ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Additions to property, plant and
 equipment                        (17,583,000)  (27,827,000) (23,046,000)
 Funds used for construction          ---           ---        1,327,000
 Proceeds from property, plant and
  equipment disposals                 473,000       799,000    1,681,000
 Proceeds from sales of marketable
    securities, net                   ---           788,000      ---
 Other                                (17,000)       25,000      129,000
                                  -----------       -------    ---------
    Net cash used in investing
      activities                   (17,127,000) (26,215,000) (19,909,000)
                                  ------------ ------------- ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Short-term debt repayments, net      ---            ---      (2,330,000)
 Repayment of long-term debt         (533,000)    (481,000)     (881,000)
 Net increase (decrease) in
 revolving note borrowings with
 original maturity of 90
 days or less                     (19,540,000)   14,040,000  (14,884,000)
 Purchase of stock for treasury    (9,998,000)   (4,955,000) (12,175,000)
 Cash dividends                    (1,707,000)   (1,749,000)  (1,673,000)
 Proceeds from exercise of
   employee stock options           1,500,000     1,499,000    6,491,000
 Other                             (1,432,000)      456,000   (1,581,000)
                                  ------------    ---------   -----------
Net cash provided by (used in)
    financing activities          (31,710,000)    8,810,000  (27,033,000)
                                  ------------    ---------   -----------
   Net increase (decrease) in
     cash and cash equivalents      1,817,000    (6,296,000)   1,904,000
Cash and cash equivalents at
  beginning of year                 8,107,000    14,403,000   12,499,000
                                  ------------    ---------   ----------
Cash and cash equivalents at
  end of year                     $ 9,924,000   $ 8,107,000  $14,403,000
                                  ============   ==========   ==========

The accompanying notes are an integral part of these statements.

Notes to Consolidated Financial Statements
Ply Gem Industries, Inc. and Subsidiaries


NOTE 1    NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING
          POLICIES

Ply Gem Industries, Inc. ("Ply Gem") through its subsidiaries (the "Company") operates predominantly in one industry segment, which consists of the manufacture and sale of vinyl siding, wood and vinyl-framed windows, doors, skylights, prefinished decorative plywood and decorator wall and floor coverings, furniture components, pressure-treated wood products and the distribution of other products for the building products and home improvement markets.

Principles of Consolidation
---------------------------
The consolidated financial statements include the accounts of Ply Gem Industries, Inc. and its wholly-owned subsidiaries after eliminating all significant intercompany accounts and transactions. Certain prior year items have been reclassified to conform to 1996 presentation.

Cash and Cash Equivalents
-------------------------
Cash and cash equivalents include cash on hand and temporary investments having an original maturity of three months or less.

Inventories
-----------
Inventories are stated at the lower of cost or market. Cost is determined on the first-in, first-out (FIFO) method.

Long-Lived Assets
-----------------
(a) Property, Plant and Equipment:

Owned property, plant and equipment are depreciated over the estimated useful lives of the assets using the straight-line method for financial reporting purposes and accelerated methods for income tax purposes. Service lives for principal assets are 5 to 35 years for buildings and improvements and 3 to 12 years for machinery and equipment.
Leasehold improvements are amortized on a straight-line basis over their respective lives or the terms of the applicable leases, including expected renewal options, whichever is shorter. Capitalized leases are amortized on a straight-line basis over the terms of the leases or their economic useful lives.

(b) Patents and Trademarks:

Purchased patents and trademarks are recorded at appraised value at time of the business acquisition and are being amortized on a straight-line basis over their estimated remaining economic lives; thirteen to seventeen years for patents and thirty years for trademarks.

(c) Cost in Excess of Net Assets Acquired and Other Intangibles:

Cost in excess of net assets acquired is being amortized from twenty to thirty years on a straight-line basis. Other intangibles, which arose primarily from the allocation of purchase prices of businesses acquired, are being amortized on a straight-line basis over thirty-nine years.
The Company annually evaluates the carrying value of its long-lived assets to evaluate whether changes have occurred that would suggest that the carrying amount of such assets may not be recoverable based on the estimated future undiscounted cash flows of the businesses to which the assets relate. Any impairment loss would be equal to the amount by which the carrying value of the assets exceed its fair value.

Income Taxes
------------
Deferred income tax liabilities and assets reflect the tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and net operating loss and credit carryforwards. These differences are classified as current or noncurrent based upon the classification of the related asset or liability. Deferred income tax assets, such as benefits related to net operating loss and credit carryforwards, are recognized to the extent that such benefits are more likely than not to be realized.

Financial Instruments
---------------------
The Company utilizes various financial instruments to manage interest rate risk associated with its borrowings. Interest rate swap agreements modify the interest characteristics of a portion of the Company's debt. Amounts to be paid or received under interest rate swap agreements are accrued as interest rates change and are recognized over the life of the swap agreements as an adjustment to interest expense. Interest rate caps are used to lock in a maximum interest rate if rates rise, but enables the Company to otherwise pay lower market rates. The cost of interest rate cap agreements are amortized to interest expense over the life of the cap. Payments received as a result of the cap agreements reduce interest expense. The unamortized costs of the cap agreements are included in other assets.

The fair value for cash, receivables, accounts payable, and accrued liabilities approximate carrying amount because of the short maturity of these instruments. The fair value of long-term debt approximates its carrying amount, as the debt carries variable interest rates.

Earnings (Loss) Per Share
-------------------------
Earnings (loss) per share of common stock is computed by dividing net income (loss) by the weighted average number of common shares outstanding. Stock options have been excluded from the calculations as their effect would be anti-dilutive.

Stock Based Compensation
------------------------
The Company grants stock options for a fixed number of shares to employees and directors with an exercise price equal to or greater than the fair value of the shares at the date of grant. The Company accounts for stock option grants in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, the Company recognizes no compensation expense for the stock option grants.

Customers
---------
The Company's products are distributed through an extensive network that includes major retail home center chains, specialty home remodeling distributors, lumber and building products wholesalers, professional contractors and Company operated distribution centers. The products are marketed predominately in the United States through Company sales
personnel and independent representatives.   One customer accounted for
approximately 19% of the Company's net sales for the years ended December 31, 1996 and 1995 and approximately 14% in 1994.

Use of Estimates
----------------
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2    ACCOUNTS RECEIVABLE

The Company has a program which currently allows for the sale of up to $50 million of undivided fractional interests in a designated pool of eligible accounts receivable to a financial institution with limited recourse. The program expires in April 1998. At December 31, 1996 and 1995 respectively, the Company sold $45 and $42 million of receivables under this program. Program costs of $3,540,000, $3,205,000, and $1,892,000 are included in "other expense" for 1996, 1995 and 1994, respectively. $5,000,000, due from officer, was repaid subsequent to year end.

NOTE 3    INVENTORIES

The classification of inventories at the end of each year was as follows:
                                                1996           1995
                                              -------         -------
Finished goods                              $53,833,000    $54,530,000
Work in progress                              9,724,000     12,508,000
Raw materials                                29,426,000     29,190,000
                                             ----------     ----------
                                            $92,983,000    $96,228,000
                                             ==========     ==========

NOTE 4   PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment at the end of each year consisted of the following:
                                                1996          1995
                                              -------        -------
Land                                       $  2,668,000  $  2,704,000
Buildings and improvements                   27,044,000    24,853,000
Machinery and equipment                      94,912,000    78,830,000
Transportation equipment                      2,156,000     2,428,000
Furniture and fixtures                       10,378,000    11,312,000
Capital leases                               10,705,000     7,501,000
Construction in progress                      5,575,000     5,777,000
                                            ------------  ------------
                                            153,438,000   133,405,000
Accumulated depreciation and amortization   (62,757,000)  (51,573,000)
                                            ------------  ------------
                                            $90,681,000   $81,832,000
                                            ============  ============

During the fourth quarter of 1995, the Company adopted SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" and recorded a non cash pretax charge of $12.0 million ($7.6 million after tax) related to the write-down of certain
long-lived assets.   The charge consisted of a write-down of
approximately $9.5 million related to the Company's information system and $2.5 million related primarily to certain machinery and equipment.


NOTE 5    INTANGIBLE AND OTHER ASSETS

Accumulated amortization of cost in excess of net assets acquired and other intangible assets is $22,357,000 at December 31, 1996 and $19,917,000 at December 31, 1995.

The balance sheet at December 31, 1996 includes notes receivable from an officer. The 1992 Note ($5,400,000 principal amount at December 31, 1996 including current maturities), has an average interest rate of 7.1% and is due in approximately equal annual installments through 2003. Under the terms of the note, principal and interest are forgiven upon the attainment of at least a 20% improvement in net income, as defined, compared to the prior year or at the discretion of the Board of Directors. Accordingly, the annual installments for 1996 and 1994 were forgiven. The 1994 Note ($3,000,000 principal amount at December 31, 1996 including current maturities) and the 1995 Note ($5,000,000 principal amount at December 31, 1996) have interest rates which are the higher of the Company's average bank borrowing rate or the applicable Federal rate in effect for such period. They are payable in annual installments of $250,000 each with the final payments due December 31, 1998 and April 30, 2001, respectively. Furthermore, under the terms of the officer's employment agreement, the notes are forgiven upon the occurrence of a change in control of the Company or the permanent disability of the officer. The long-term portion of the 1992 and 1994 Notes are included in other assets. The 1995 Note has been reflected as a reduction of stockholders' equity since the officer may reduce the indebtedness through the Company's redemption of its shares which are owned by the officer.


NOTE 6    STOCKHOLDERS' EQUITY

In addition to treasury stock, deductions from stockholders' equity consists of unamortized restricted stock of $919,000 and $1,069,000 at December 31, 1996 and 1995, respectively and notes receivable due from officer of $5,000,000 at December 31, 1996 and 1995. See Note 5.


NOTE 7    SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental cash flow information for the years ended December 31 is as follows:
                                  1996           1995          1994
                                 ------         ------        ------
Interest paid (net of $453,000
capitalized in 1996, $746,000
in 1995 and $323,000 in 1994)  $6,609,000      $5,887,000    $5,546,000
                               ==========      ==========    ==========
Income taxes paid              $6,939,000      $  872,000    $2,819,000
                               ==========      ==========    ==========

Noncash financing activities involve the issuance of common stock upon conversion of $49,963,000 of the Company's Debentures in 1994 and in 1996 the Company acquired approximately $3.2 million of equipment under capital leases.


NOTE 8    LONG-TERM DEBT

The composition of long-term debt at the end of each year was as follows:
                                                   1996          1995
                                                 -------      ---------
Revolving credit facility expiring in 1999     $66,000,000  $ 85,540,000

Industrial Development Revenue Bonds
maturing at various dates to 2012, generally
at floating interest rates which are reset
periodically (6.0 % weighted average interest
rate for 1996)                                   7,561,000     7,955,000

Other                                               34,000        45,000
                                                -----------    ----------
                                                73,595,000    93,540,000
Less current maturities                            429,000       405,000
                                                -----------   -----------
                                               $73,166,000  $ 93,135,000
                                                ===========   ===========

The Company has a revolving credit facility with a syndicate of banks, which provides financing of up to $200 million through February 1999. Interest on borrowings are at varying rates based, at the Company's option, on the London Interbank Offered Rate (LIBOR) plus a spread or the bank's prime rate. The Company pays a facility fee quarterly which, based on a formula, averaged .42% of the committed amount during 1996. The average weighted interest rate on the credit facility for the year 1996 and 1995 was 6.7% and 6.9%, respectively (6.3% and 7.0% at December 31, 1996 and 1995, respectively). The credit facility includes customary covenants, including covenants limiting the Company's ability to pledge assets or incur liens on assets and financial covenants requiring among other things, the Company to maintain a specified leverage ratio, fixed charge ratio and tangible net worth levels. In addition, the amount of annual dividends the Company can pay is limited based on a formula. At December 31, 1996 $2,800,000 was available for payments of dividends in 1997. Borrowings under this credit facility are collateralized by the common stock of the Company's principal subsidiaries.

The Company periodically enters into interest rate swap and cap agreements as a hedge against interest rate exposure of its floating rate bank debt. In 1996, the Company entered into $75 million of interest rate swap agreements, whereby the Company will pay the counterparties interest at a fixed rate of 5.53% and the counterparties will pay the Company interest at a floating rate equal to one month LIBOR for a two year period ending December 3, 1998. At the option of the counterparties, the termination date may be extended to December 3, 1999 upon notice to the Company. The Company also entered into $75 million of interest rate cap agreements which entitles the Company to receive from the counterparties on a monthly basis an amount by which the Company's interest payments on $75 million of its floating rate debt exceed 7% during the period December 5, 1998 to December 5, 1999.

Future maturities of long-term debt, for the years 1997 through 2001, are: 1997-$429,000; 1998-$446,000; 1999-$66,476,000; 2000-$495,000 and
2001-$525,000.

The net book value of property, plant and equipment pledged as collateral under industrial revenue bonds was approximately $6,751,000 at December 31, 1996.


NOTE 9    INCOME TAXES

The income tax provision (benefit) for the years ended December 31 consisted of the following:
                                1996           1995           1994
                               ------         -------       -------
Federal:
 Current                     $ 4,163,000  $ (7,485,000) $ (6,195,000)
 Deferred                      3,075,000     4,172,000    (7,353,000)
Foreign                           13,000         7,000       (21,000)
State and local:
 Current                       1,243,000       800,000       903,000
 Deferred                        264,000      (528,000)     (714,000)
                               ---------    -----------   ------------
                               8,758,000    (3,034,000)  (13,380,000)
Tax benefit from exercise
of stock options                 367,000       174,000     9,962,000
                               ---------    -----------   ------------
Actual tax provision
(benefit)                     $9,125,000  $ (2,860,000) $ (3,418,000)
                               =========    ===========   ============

The significant components of the Company's deferred tax assets and liabilities as of December 31, 1996 and 1995 are as follows:

                                                1996          1995
                                              -------       -------
Net deferred tax assets(liabilities) - current:
 Nonrecurring charge                        $   397,000    $1,917,000
 Allowance for bad debts                      1,765,000     1,567,000

Accrued expenses deductible for tax
purposes when paid                            3,682,000     2,775,000
State and local net operating loss and
tax credit carryforwards                      2,465,000     1,747,000
Other                                          (227,000)       47,000
                                              ----------    ----------
   Total deferred tax assets                  8,082,000     8,053,000
   Valuation allowance for deferred
   tax assets                                (1,104,000)     (897,000)
                                             -----------    ----------
   Net deferred tax current assets           $6,978,000    $7,156,000
                                             ===========   ===========

Net deferred tax liabilities (assets) - noncurrent:
 Write-down of long-lived assets            $(2,242,000)   (4,107,000)
 Nonrecurring charge                           (395,000)   (1,073,000)
 Accelerated depreciation                     7,500,000     6,557,000
 State net operating loss and credit
 carryforwards                                 (916,000)       ---
 Accrued expenses deductible for tax
 purposes when paid                          (2,254,000)   (2,318,000)
 Income not recognized for book purposes       (595,000)     (671,000)
 Other                                        1,522,000     1,070,000
                                             -----------   -----------
Net deferred tax noncurrent liabilities
(assets)                                     $2,620,000    $ (542,000)
                                             ===========  ============

As of December 31, 1996, the Company has deferred tax assets largely attributable to the 1995 write-down of long-lived assets (see Note 4) and various state net operating loss and tax credit carryforwards. Deferred tax assets, net of the valuation reserve, are expected to be realized through future taxable income and from the reversal of temporary differences.

The actual income tax provision (benefit) varies from the Federal statutory rate applied to consolidated pretax income (loss) as follows:

                                    1996           1995          1994
                                   ------        -------       --------
Income taxes at Federal statutory
rate of 35%                      $6,853,000    $(3,592,000) $(4,182,000)
Increases resulting from
State and local income taxes
net of Federal income tax benefit 1,080,000        177,000      123,000

Amortization of cost in excess of
net assets acquired                 534,000        478,000      509,000
 Other-net                          658,000         77,000      132,000
                                 -----------    -----------  ----------
 Actual tax provision (benefit)  $9,125,000    $(2,860,000) $(3,418,000)
                                 ===========    ===========  ==========


NOTE 10   RETIREMENT PLANS

The Company provides retirement benefits to certain of its salaried and hourly employees through non-contributory defined benefit pension plans. The benefits provided are primarily based upon length of service and compensation, as defined. The Company funds the plans in amounts as actuarially determined and to the extent deductible for federal income tax purposes. The pension plan assets are invested in a diversified portfolio of common stock and fixed income securities.

The components of pension expense are as follows:

                                    1996         1995          1994
                                   ------      -------      ---------
Service cost-benefits earned
in current year                $ 1,032,000   $ 1,013,000  $ 1,044,000
Interest cost on projected
benefit obligation                 983,000       923,000      782,000
Income earned on plan assets      (643,000)   (1,053,000)    (866,000)
Net amortization and deferral     (317,000)      200,000       28,000
                                 ----------   -----------  -----------
                               $ 1,055,000   $ 1,083,000   $  988,000
                                 ==========  ============  ===========

Assumptions used in the computation of net pension expense are as follows:

                                    1996           1995           1994
                                   -------       --------       --------
Weighted average discount rate
for plan obligations                  8.0%           8.0%          8.0%

Rate of future compensation increases 5.0            5.0           5.0
Weighted average rate of return on
plan assets                           8.8            8.8           8.8


The reconciliation of the funded status of the plans at year end follows:
                                                   1996           1995
                                                 ----------    ---------
Accumulated benefit obligation:
 Vested                                        $ 11,200,000   $ 10,595,000
 Nonvested                                          572,000        676,000
                                                 ---------      ----------
Total                                            11,772,000     11,271,000
Projected salary increases                        2,050,000      1,793,000
                                                 ----------     ----------
Projected benefit obligation                     13,822,000     13,064,000
Plan assets at fair value                        12,883,000     12,088,000
Assets less than                                 ----------     ----------
 projected benefit obligation                      (939,000)      (976,000)
Unrecognized net (gain) loss                     (1,053,000)    (1,111,000)
Unrecognized prior service cost                   1,656,000      1,742,000
Unrecognized transition cost                        120,000        158,000
Additional liability                             (1,403,000)    (1,623,000)
                                                 -----------    -----------
Accrued pension                                $ (1,619,000)  $ (1,810,000)
                                                 ===========    ===========


The Company maintains a discretionary profit sharing plan with a voluntary 401(k) option for certain of its salaried and hourly employees who vest after meeting certain minimum age and service requirements. Profit sharing plan expense, including the Company's 401(k) match was $2,243,000, $1,371,000 and $2,636,000 for 1996, 1995
and 1994, respectively. The contributions consisted of the Company's common stock.


NOTE 11   NONRECURRING CHARGES

During 1994, the Company recorded nonrecurring charges of $41.0 million ($25.7 million after tax), consisting of approximately $29.1 million related to a restructuring program and $11.9 million for unusual items primarily consisting of the write down of certain intangible assets and discontinued products.

The status of the components of the restructuring provision at the end of the year was:

                                      Balance at            Balance at
                                      December     1996     December
                                      31, 1995   Activity   31, 1996
                                     ---------   -------   ---------
Consolidation and closure of
facilities, including
severance and related costs         $7,779,000  $5,663,000  $2,116,000

Other, including lease termination
expenses and costs to execute the
restructuring program                  235,000     235,000     ---
                                    ----------  ----------  ----------
                                    $8,014,000* $5,898,000 $2,116,000*
                                    ==========  ========== ==========

* The following amounts are included in the consolidated balance sheet at December 31, 1996 and 1995, respectively under the captions: "accrued restructuring" ($1.1 and $4.5 million), "other liabilities" ($.8 and $3.1 million), property, plant and equipment" (reduction of $.1 and $.2 million), and "various other asset accounts" (reduction of $.1 and $.2 million).


NOTE 12   STOCK PLANS

The Company's stock plans authorize the granting of incentive and non-qualified stock options and restricted stock to executives, key employees and directors of the Company. Stock options are granted at prices not less than the fair market value on the date of grant. Option terms, vesting and exercise periods vary except that the term of an option may not exceed ten years. Certain options provide, among other things, that in the event of a change in control, as defined, such options will become immediately exercisable. At December 31, 1996, approximately 531,000 shares were available for future grants under the Company's plans.

In 1991, the Company granted 250,000 shares of restricted stock to an executive officer of the Company. The restrictions on these shares will be released at the rate of 25,000 shares per year upon the attainment of certain performance goals and the continued employment of the officer. These goals were attained in 1994 and 1996. The restrictions will be released in the event of a change in control of the Company. The unamortized restricted stock resulting from this stock award has been deducted from stockholders' equity and is being amortized over the periods earned.

 The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock Based Compensation". Accordingly, no compensation cost has been recognized for the stock option plans. Had compensation cost been determined based on the fair value at the grant date for stock option awards in 1995 and 1996 consistent with the provision of SFAS No. 123, the Company's net loss and loss per share for 1995 would have been increased by approximately $2,100,000 or $.15 per share, respectively and net income and earnings per share for 1996 would have been decreased by approximately $3,800,000 or $.27 per share, respectively. During the initial phase-in period of SFAS No. 123, such compensation may not be representative of the future effects of applying this statement.

The weighted average fair value at date of grant for options granted during 1996 and 1995 was $4.11 and $4.99 per option, respectively. The fair value of each option at date of grant was estimated using the Black-Scholes option pricing model with the following weighted average assumptions for grants in 1996 and 1995, respectively: expected stock price volatility 35% and 39%; expected lives of options of six and three years; expected dividend rate of $.12 per year and risk free interest rate of 6.26% and 5.81%. The pro forma effect for 1995 does not take into account grants made prior to 1995.

Information regarding these option plans for 1996, 1995 and 1994 is as follows:

                          1996                1995           1994
                   -------------------  ------------------ ----------
                             Weighted-           Weighted-
                              Average             Average
                             Exercise            Exercise
(Shares in          Shares     Price    Shares     Price    Shares
thousands)

Options
outstanding
beginning of year    4,926     $14.10    4,479     $11.77    5,604
Exercised             (216)      9.34     (167)      9.21   (2,672)
Granted              1,436      13.10      776      16.18    1,589
Cancelled or
forfeited             (489)     17.64     (162)     20.13      (42)
                     -------   ------    ------   -------  --------
Options
outstanding
end of year          5,657     $13.72    4,926     $14.10    4,479
                    =======   ========  =======   =======  ========

The following table summarizes information about stock options outstanding at December 31, 1996:


                            Options Outstanding     Options Exercisable
                            -------------------     -------------------

(Shares in thousands)              Weight-
                                   ed
                                   Average   Weight-
                                   Remain-   ed                    Weighted
                          Number    ing      Average    Number     Average
                          Outstan- Contra-   Exerci-    Exerci-    Exerci-
Range of                  ding at   ctual    se         sable at   se
Exercise Prices           12/31/96  Life     Price      12/31/96   Price
---------------           -------  ------   ------     --------   -------
$ 6.63  to $  9.75          258    4 years   $ 8.62       258     $ 8.62
 10.25  to   13.75        3,407    6 years    11.73     3,097      11.66
 14.25  to  18.875          926    7 years    16.21       926      16.21
 19.125 to  20.125        1,066    8 years    19.14     1,066      19.14
                          -----             -------     -----    -------
                          5,657                         5,347
                          =====                         =====


NOTE 13   COMMITMENTS AND CONTINGENCIES

Leases
------
The Company leases certain of its manufacturing, distribution and office facilities as well as some transportation and manufacturing equipment under noncancellable leases expiring at various dates through the year 2017. Certain real estate leases contain escalation clauses and generally provide for payment of various occupancy costs.

Minimum future lease obligations on noncancellable leases in effect at December 31, 1996 are as follows:
                                             Capital    Operating
                                             leases     leases
                                          ----------   ------------
Year ending December 31,
 1997                                     $1,115,000  $11,912,000
 1998                                      1,161,000   10,889,000
 1999                                      1,143,000    9,819,000
 2000                                        138,000    8,013,000
 2001                                         32,000    7,139,000
 Subsequent years through 2017             7,000,000   43,816,000
Net minimum lease payments                10,589,000   91,588,000
Amount representing interest                 407,000
                                          ----------
Present value of net minimum lease
payments (including $951,000 payable
within one year)                         $10,182,000
                                         ===========

Rental expense for operating leases amounted to approximately
$19,645,000 in 1996, $19,883,000 in 1995 and $19,993,000 in 1994.


Hoover Treated Wood Products, Inc.
----------------------------------
Hoover Treated Wood Products, Inc. ("Hoover"), a wholly-owned subsidiary of Ply Gem, is a defendant in a number of lawsuits alleging damage caused by alleged defects in certain pressure treated interior wood products. Hoover has not manufactured or sold these products since August, 1988. The number of lawsuits pending has declined significantly from earlier periods. Most of the suits have been resolved by dismissal or settlement with settlements being paid out of insurance proceeds or other third party recoveries. Hoover and Ply Gem are vigorously defending the suits which remain pending and defense and indemnity costs are being paid out of insurance proceeds and proceeds from a settlement by Hoover with suppliers of material used in the production of interior treated wood products.

Hoover and Ply Gem have engaged in coverage litigation with their insurers and have settled their coverage claims with a majority of the insurers. Ply Gem believes that the remaining coverage disputes will be resolved on a satisfactory basis and a substantial amount of additional coverage will be available to Hoover. In reaching this belief, it has analyzed Hoover's insurance coverage and the status of the coverage litigation, considered its history of settlements with primary and excess insurers and consulted with counsel.

Hoover has recorded a receivable at December 31, 1996 for approximately $8.9 million for the estimated proceeds and recoveries related to insurance matters discussed above and recorded an accrual for the same amount for its estimated cost to resolve those matters not presently covered by existing settlements with insurance carriers and suppliers.

In evaluating the effect of the lawsuits, a number of factors have been considered, including: the litigation history, the significant decline in the number of cases, the availability of various legal defenses and the likely availability of proceeds from additional insurance. Based on its evaluation, the Company believes that the ultimate resolution of the lawsuits and the insurance claims will not have a material effect upon the financial position of the Company.

Letters of Credit
-----------------
At December 31, 1996 approximately $20 million of letters of credit issued by the Company's banks were outstanding, principally in connection with certain financing transactions.

Other
-----
Ply Gem and its subsidiaries are subject to legal actions from time to time which have arisen in the ordinary course of its business. In the opinion of management, the resolution of these claims will not materially affect the financial position of the Company. The Company has various commitments for the purchase of materials arising in the ordinary course of business.


                 PLY GEM INDUSTRIES, INC. AND SUBSIDIARIES
         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Note 14    Quarterly Results (Unaudited)
                           1st         2nd         3rd        4th
                         Quarter     Quarter     Quarter    Quarter
                         ------      -------     -------    -------
                           (In thousands, except per share data)
Year Ended December
31, 1996
Net Sales               $142,018      $212,079    $230,143   $190,688
Gross Profit              20,514        42,694      49,423     35,873
Income (loss) Before
Taxes                     (4,753)        7,559      12,924      3,849
Net Income (Loss)         (2,638)        4,157       6,915      2,020
Per Share:
     Primary                (.18)          .28         .45        .15
     Fully Diluted          (.18)          .28         .45        .15
Year Ended December
31, 1995:
Net Sales               $162,934      $203,265    $210,973   $178,026
Gross Profit              24,862        34,149      37,444     28,191
Income (loss) Before
Taxes (1)                 (4,594)        1,618       4,365    (11,651)
Net Income (Loss)         (2,665)        1,028       2,276     (8,041)
Per Share:
     Primary                (.18)          .07         .16       (.56)
Fully Diluted.........      (.18)          .07         .16       (.56)

  (1) After charge of $12.0 million for the impairment of assets in the fourth quarter. See Note 4 to the consolidated financial statements.

  Earnings (loss) per share calculations for each of the quarters presented are based on the weighted average number of shares and common equivalent shares outstanding during such periods. The sum of the quarters may not necessarily be equal to the full year earnings per share amounts.



            REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Board of Directors and Stockholders
  Ply Gem Industries, Inc.

  We have audited the accompanying consolidated balance sheets of Ply Gem Industries, Inc. and Subsidiaries (the "Company") as of December 31, 1996 and 1995 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conduct our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ply Gem Industries, Inc. and Subsidiaries as of December 31, 1996 and 1995 and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.



                                   /s/ Grant Thornton LLP
                                   ---------------------
                                   GRANT THORNTON LLP


New York, New York
February 25, 1997



                 PLY GEM INDUSTRIES, INC. AND SUBSIDIARIES
                  CONSOLIDATED CONDENSED BALANCE SHEETS
                          (Dollars In Thousands)

                                               June 30,     December 31,
ASSETS                                         1997         1996
                                              ---------     --------
                                              (Unaudited)
Cash and cash equivalents                     $   7,952     $   9,924
Accounts receivable, net of allowance
  of $2,713; $3,039 in 1996                      45,937        28,003
Inventories                                     110,450        92,983
Prepaid and deferred income taxes                10,905        10,905
Other current assets                             14,931        12,975
                                               --------     ----------
     Total current assets                       190,175       154,790

Property, plant and equipment - at cost
  net of accumulated depreciation and
  amortization of $69,084; $62,757 in 1996      101,543        90,681
Patents and trademarks, net of accumulated
  amortization of  $10,331; $9,776 in 1996       13,255        13,793
Other intangible assets - net                    14,380        14,794
Cost in excess of net assets acquired - net      20,887        21,618
Other assets                                     18,220        17,771
                                               ---------     ---------
     Total assets                              $358,460      $313,447
                                               ========      =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses          $ 70,755      $ 66,768
Current maturities of long-term debt and
capital leases                                    1,528         1,380
                                               ---------     ----------
     Total current liabilities                   72,283        68,148

Long-term debt                                  111,496        73,166
Capital leases                                    8,656         9,231
Other liabilities                                18,819        17,119

Stockholders' equity:
  Preferred stock, $.01 par value;
  authorized  5,000,000  shares;   none
  issued                                           ---           ---
  Common stock, $.25 par value; authorized
    60,000,000 shares; issued 17,747,957;
    17,676,450 in 1996                            4,437         4,419
  Additional paid-in capital                    150,059       149,226
  Retained earnings                              63,129        61,993
  Less: Treasury stock-at cost
  (3,764,278 shares; 3,687,954 in 1996)          64,766        63,936
  Unamortized restricted stock
  and note receivable                             5,653         5,919
                                                --------      --------
            Total stockholders' equity          147,206       145,783
                                                --------      --------
Total liabilities and stockholders' equity     $358,460      $313,447
                                               ========      ========

     See accompanying notes to the consolidated financial statements.



                 PLY GEM INDUSTRIES, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF EARNINGS
                                (Unaudited)
                   (In Thousands Except per Share Data)

                                                 Quarter Ended
                                              ---------------------
                                              June 30,     June 30,
                                              1997         1996
                                              -------      --------
Net sales                                     $218,916     $212,079
Cost of goods sold                             177,405      169,385
                                              ---------    --------
     Gross profit                               41,511       42,694
Selling, general and administrative
expenses                                        30,050       32,591
Merger expenses                                  2,850         ---
     Income from operations                      8,611       10,103
Interest expense                                (1,982)      (1,933)
Other expense, net                                (754)        (611)
                                              ---------    ---------
     Income before income taxes                  5,875        7,559
Income taxes                                     2,842        3,402
                                              ---------   ----------
     Net income                               $  3,033     $  4,157
                                              ========    =========
Earnings per share:
     Primary                                  $    .20     $    .28
     Fully diluted                            $    .20     $    .28

Weighted average number of shares
 outstanding:
     Primary                                    16,586       16,102
     Fully diluted                              16,586       16,102

Cash dividends per share                        $  .03       $  .03

       See accompanying notes to consolidated financial statements.




                 PLY GEM INDUSTRIES, INC. AND SUBSIDIARIES
               CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
                                (Unaudited)
                   (In Thousands Except per Share Data)


                                                Six Months Ended
                                              -------------------
                                              June 30,     June 30,
                                              1997         1996
                                              -------      -------
Net sales                                     $381,728     $354,097
Cost of goods sold                             313,403      290,889
                                              --------     --------
     Gross profit                               68,325       63,208
Selling, general and administrative
expenses                                        56,626       55,988
Merger expenses                                  2,850         ---
                                              ---------    ----------
     Income from operations                      8,849        7,220
Interest expense                                (3,649)      (3,757)
Other expense, net                              (1,239)        (657)
                                             -----------   -----------
     Income before income taxes                  3,961        2,806
Income taxes                                     1,981        1,287
                                             ----------    ----------
     Net income                              $   1,980     $  1,519
                                             ==========    ==========
Earnings per share:
     Primary                                 $     .14     $    .11
     Fully diluted                           $     .14     $    .11

Weighted average number of shares
 outstanding:
     Primary                                    13,842       14,251
     Fully diluted                              13,842       14,251

Cash dividends per share                        $  .06       $  .06

       See accompanying notes to consolidated financial statements.



                 PLY GEM INDUSTRIES, INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF CASH FLOWS
                               (Unaudited)
                              (In Thousands)

                                              Six Months Ended
                                       ----------------------------
                                            June 30,       June 30,
                                             1997           1996
CASH FLOWS FROM OPERATING                  --------       ---------
ACTIVITIES
Net income                                   $1,980         $1,519
                                            --------       --------
Adjustments to reconcile net
income to net cash provided by
(used in) operating activities:
   Depreciation and amortization            $ 8,367        $ 7,569
   Provision for doubtful accounts              460          1,526
   Changes in assets and
   liabilities:
     Accounts receivable                    (18,394)       (13,830)
     Inventories                            (17,467)        (4,494)
     Prepaid and deferred income taxes         ---           1,272
     Prepaid expenses and other
     current assets                          (1,956)        (2,241)
     Accounts payable and accrued
     expenses                                 4,479          8,873
     Restructuring                             (492)        (4,294)
     Other                                    1,251          3,550
                                            ---------       --------
                                            (23,752)        (2,069)
                                            ---------       --------
     Net cash used in operating
     activities                             (21,772)          (550)
                                            ---------       ---------

CASH FLOWS FROM INVESTING
ACTIVITIES
  Additions to property, plant
  and equipment                             (17,789)        (8,623)
  Other                                         243            117
                                           ---------       -----------
  Net cash used in investing
  activities                                (17,546)        (8,506)
                                          -----------     ------------

CASH FLOWS FROM FINANCING
ACTIVITIES
  Purchase of treasury shares                 (1,808)       (4,630)
  Proceeds from borrowings                     2,725          ---
  Net change in revolving note
borrowings with original                      35,900         9,460
maturity of 90 days or less
  Cash dividends                                (844)         (868)
Other                                          1,373           992
                                         -------------    ------------
  Net cash provided by financing
  activities                                  37,346         4,954
                                         -------------    ------------
  Net decrease in cash and cash
  equivalents                                 (1,972)       (4,102)
  Cash and cash equivalents at
  beginning of period                          9,924         8,107
                                        --------------   --------------
  Cash and cash equivalents at
  end of period                              $ 7,952       $ 4,005
                                        ==============   ==============

       See accompanying notes to consolidated financial statements.


                  PLY GEM INDUSTRIES, INC. AND SUBSIDIARIES
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 (Unaudited)


NOTE 1 The accompanying financial statements have been prepared without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations.

     These statements include all adjustments, consisting only of normal recurring accruals, considered necessary for a fair presentation of financial position and results of operations. The financial statements included herein should be read in conjunction with the financial statements and notes thereto included in the latest annual report on Form 10-K.


NOTE  2   On July 24, 1997, Ply Gem Industries, Inc. (the "Company")  entered into an Agreement and Plan of Merger ("Agreement") with Nortek, Inc. ("Nortek") and its subsidiary, NTK Sub, Inc. (the "Purchaser") pursuant to which Nortek commenced on July 29, 1997, a cash tender offer to purchase all of the outstanding shares of the Company for cash consideration of $19.50 per share. The Agreement is subject to customary conditions, including the tender of a majority of the outstanding shares, regulatory approvals and the receipt of financing. Also on July 24, 1997, the Company terminated its June 24, 1997 merger agreement with Atrium Acquisition Holdings Corp. (Atrium), an affiliate of Hicks, Muse, Tate & Furst Incorporated. As a result, the Company paid $12 million to Atrium which was funded by the sale of 640,000 shares of the Company's stock to Nortek for the same amount.


NOTE 3 The major classes of inventories were as follows:

                                (In Thousands)

                               June 30,   December 31,
                               1997           1996
                              --------    ------------
   Finished goods            $   61,696      $ 53,833
   Work in process               13,837         9,724
   Raw materials                 34,917        29,426
                              ----------    ----------
                             $  110,450      $ 92,983
                              ==========    ==========


NOTE 4 Earnings per share of common stock is computed by dividing net income by the weighted average number of common shares outstanding. Earnings per share for the second quarter of 1997 and 1996 is calculated using the modified treasury stock method, which limits the assumed purchase of treasury shares to 20% of the outstanding common shares.

      In February 1997, the Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share", which is effective for financial statements for both


                  PLY GEM INDUSTRIES, INC. AND SUBSIDIARIES
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 (Unaudited)

NOTE 4 CONTINUED

interim and annual periods ending after December 15, 1997. Early adoption of the new standard is not permitted. The new standard eliminates primary and fully diluted earnings per share and requires presentation of basic and diluted earnings per share together with disclosure of how the per share amounts were computed. Adoption of the new standard would not have had a material effect on earnings per share for the three and six months ended June 30, 1997.


NOTE 5 Supplemental cash flow information for the six month periods are as follows:

                                      (In Thousands)

                                 June 30,         June 30,
                                 1997             1996
                                --------         -------
   Interest paid                  $ 3,300          $3,156
                                  =======         =======
   Income taxes paid              $ 1,098          $  387
                                  =======         =======


NOTE 6 The accumulated amortization of cost in excess of net assets acquired and other intangible assets are $23,502,000 at June 30, 1997 and $22,357,000 at December 31, 1996.


NOTE 7 The Company's loan agreements with its banks require the Company to maintain a specified leverage ratio, fixed charge ratio and tangible net worth levels and maintain certain financial ratios, among its provisions.
Under   the   most  restrictive  of  these  covenants,  at  June  30,   1997,
approximately $1,900,000 of retained earnings was available for the payment of dividends in 1997.


NOTE 8 During the second quarter of 1997, the Board of Directors adopted resolutions providing for severance payments in the event of a change in control and subsequent termination, as defined, to certain designated employees of the Company. At June 30, 1997, the maximum amount payable would be approximately $5 million.


NOTE 9 Hoover Treated Wood Products, Inc. ("Hoover"), a wholly-owned subsidiary of Ply Gem Industries, Inc. ("Ply Gem"), is a defendant in a number of lawsuits alleging damage caused by alleged defects in certain pressure treated interior wood products. Hoover has not manufactured or sold these products since August, 1988. The number of lawsuits pending has declined significantly from earlier periods. Most of the suits have been resolved by dismissal or settlement with settlements being paid out of insurance proceeds or other third party recoveries. Hoover and Ply Gem are vigorously defending the suits which remain pending and defense and indemnity costs are being paid out of insurance proceeds and proceeds from a settlement by Hoover with suppliers of material used in the production of interior treated wood products.



                  PLY GEM INDUSTRIES, INC. AND SUBSIDIARIES
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 (Unaudited)



NOTE 9 - CONTINUED

     Hoover and Ply Gem have engaged in coverage litigation with their insurers and have settled their coverage claims with a majority of the insurers. Ply Gem believes that the remaining coverage disputes will be resolved on a satisfactory basis and a substantial amount of additional coverage will be available to Hoover. In reaching this belief, it has analyzed Hoover's insurance coverage and the status of the coverage litigation, considered its history of settlements with primary and excess insurers and consulted with counsel.

          Hoover has recorded a receivable at June 30, 1997 for approximately $7.5 million for the estimated proceeds and recoveries related to insurance matters discussed above and recorded an accrual for the same amount for its estimated cost to resolve those matters not presently covered by existing settlements with insurance carriers and suppliers.

           In evaluating the effect of the lawsuits, a number of factors have been considered, including, the litigation history, the significant decline in the number of cases, the availability of various legal defenses and the likely availability of proceeds from additional insurance. Based on its evaluation, the Company believes that the ultimate resolution of the lawsuits and the insurance claims will not have a material effect upon the financial position of the Company.

           Two purported stockholders of the Company, filed a complaint in Delaware Chancery Court against the Company and its Board of Directors ("Board"). The complaint purports to be brought on behalf of a class consisting (with certain exceptions) of all stockholders of the Company, and challenges as inadequate to such stockholders the consideration to be paid in connection with the June 24, 1997 merger agreement with Atrium (that has subsequently been terminated in connection with the execution of the July 24, 1997 Agreement with Nortek referred to in Note 2). The complaint alleges, among other things, that the proposed price to be paid pursuant to the merger agreement with Atrium is inadequate, and that the Board breached their fiduciary duties in agreeing to it. The Company and its Board believe the complaint to be without merit.